Exhibit 10.5

CONFIDENTIAL RELEASE AGREEMENT

This Confidential Release Agreement (“Agreement”) is made by and between Jonathan Witter (“You” or “Your”) and Hilton Employer Inc. (the “Company”), regarding the terms of Your employment and resignation from the Company.
1.Resignation of Employment. You have tendered your resignation from your position with the Company. Your last day with the Company will be April 17, 2020 (the “Final Date”). Prior to the Final Date, all current terms of your employment will continue in full force and effect, except a) You will not be eligible for any portion of Your 2020 bonus or short term incentive plan, b) You will not be eligible to receive annual equity grants for 2020 under the Hilton 2017 Omnibus Incentive Plan, or otherwise, and c) You will not be eligible for any increase in base or variable compensation.
2.Acceleration of Certain Equity Grants. The Company agrees to cause Hilton Worldwide Holdings Inc. to accelerate vesting (“Grant Acceleration”) of your 30,544 remaining restricted stock units that were originally granted to you on May 24, 2017 and had been scheduled to vest in equal installments on May 24, 2020 and May 24, 2021 (the “Applicable Grant”). Both parties understand and acknowledge that the restricted stock units listed above and subject to the Grant Acceleration are associated with Your initial employment sign-on incentive when you joined the Company. Pursuant to this Agreement, the Applicable Grant will vest on the Final Date, and the corresponding shares of common stock underlying such Applicable Grant will be delivered to You as soon as practicable on or following such Final Date. You agree to sign any necessary documents in order for the Company to effectuate the Grant Acceleration.
3.Consideration and General Release and Covenant Not to Sue. In exchange for the Company’s agreement regarding the Grant Acceleration, You hereby covenant not to sue and release and forever discharge the Company and any of its past or present successors, predecessors, subsidiaries, affiliates, and parents, and their respective past and present officers, directors, employees, insurers, investors and agents, and all of their successors and assigns (collectively "Released Parties") from any and all causes of action, claims or demands, known or unknown, that exist as of the date You sign this Agreement relating in any way to Your employment with the Company or Your resignation and departure. Without limiting the generality of the foregoing, the claims You are waiving include, but are not limited to, wrongful and retaliatory discharge, discrimination, defamation, libel, slander, breach of contract, false imprisonment, or any other contract, tort or common law claim. You are also releasing all claims under any federal, state or local law, rule, regulation or ordinance. This General Release includes all claims existing as of the date You sign this Agreement, even though You did not know or suspect those claims to exist at the time You signed the Agreement, regardless of whether knowledge of such claims or the underlying facts would have materially affected Your decision to sign this Agreement. Your subsequent discovery of different or additional facts shall not affect the enforceability of this General Release. Notwithstanding the foregoing, this General Release shall not bar any claim to enforce, or alleging a breach of, this Agreement.

Exhibit 10.5
4.Ongoing Cooperation. You agree to cooperate and take reasonable steps in the future in order to carry out the terms of this Agreement, including without limitation, providing additional information, signing documents, and responding to inquiries, all as may be requested from time to time. You agree to cooperate fully and provide assistance to the Company in any legal or other proceedings which may be required, including any litigation or potential litigation or administrative, regulatory or investigatory matter in which You are, or may be, a witness, or as to which You possess, or may possess, relevant information. Subject to advance approval, the Company shall pay all reasonable expenses incurred in connection with a request made by a Released Party pursuant to this section. You further agree that, without the prior written consent of the Company or its attorneys, You will not communicate with any individual who is pursuing, or may be pursuing, any claims against the Company, or any attorneys for such individuals, about such claims or potential claims, and You will promptly inform the Company or its counsel of any efforts by such persons or their attorneys to speak with You.
5.Return of Company Property. On or before the Final Date, You will turn over any Company records, materials, documents, information or property in Your possession including, without limitation, ID cards, keys, credit cards, files, software, business equipment, cell phone, laptop computer and instruction manuals You agree that You will not retain or provide to anyone other than the Company any Company materials, documents, information or property, or any copies, excerpts, or summaries of such materials, documents, information or property. To the extent You have any Company-related data or information stored on any personal computer, Personal Digital Assistant (PDA) or other electronic storage facility in Your personal possession or control, You agree that You will immediately delete all such data or information, and will not retain copies or downloads of any such data or information in any format whatsoever. The Company is not required to provide any Consideration unless and until You fully comply with this provision.
6.Restrictive Covenants Regarding Non-Competition and Non-Solicitation. You acknowledge and recognize the highly competitive nature of the businesses of the Company and its subsidiaries and affiliates. Accordingly, and as further consideration for the Grant Acceleration, You agree as follows:
a.During Your employment and the one-year period following the Final Date (the “Restricted Period”), You will not, whether on Your own behalf or on behalf of or in conjunction with any person or entity, directly or indirectly solicit or assist in soliciting away from the Company the business of any then current client or customer, or any potential client or customer with whom You (or Your direct reports) had personal contact or dealings, or to which You were aware of any confidential information, on behalf of the Company during the one-year period preceding the Final Date.
b.During the Restricted Period, You will not directly or indirectly:
i.enter the employ of, or render any services to, a Competitor, provided that this restriction shall not prevent You from working for or performing services on behalf of a Competitor if such Competitor is also engaged in other lines of business and if Your employment or services are solely restricted to such other lines of business, and will not be providing support, advice, instruction, direction or other guidance to lines of business that constitute the Competitor;

Exhibit 10.5
ii.acquire a financial interest in, or otherwise become actively involved with, a Competitor, directly or indirectly, as an individual, partner, shareholder, officer, director, principal, agent, trustee or consultant; or
iii.intentionally and adversely interfere with, or attempt to adversely interfere with, business relationships between the Company and any of its clients, customers, suppliers, partners, members or investors.
c.Notwithstanding anything to the contrary in this Section 6, You may, directly or indirectly, own, solely as an investment, securities of any person or entity engaged in the business of operating, managing or franchising hotel and lodging properties and timeshares (“Business”) (including, without limitation, a Competitor) which are publicly traded on a national or regional stock exchange or on the over-the-counter market if You (i) are not a controlling person of, or a member of a group which controls, such person and (ii) do not, directly or indirectly, own 2% or more of any class of securities of such person.
d.During the Restricted Period, You will not, whether on Your own behalf or on behalf of or in conjunction with any person or entity, directly or indirectly:
i.solicit or encourage any employee of the Company to leave the employment of the Company; or
ii.hire any employee who was employed by the Company as of the Final Date or who left the employment of the Company coincident with, or within one year prior to or after, the Final Date, provided that this prohibition does not apply to (i) administrative personnel employed by the Company or (ii) any Company employee who is hired away from the Company as a result of responding to a generic job posting on a website or in a newspaper or periodical of general circulation, without any involvement or encouragement by You.
e.During the Restricted Period, You will not, whether on Your own behalf or on behalf of or in conjunction with any person or entity, directly and intentionally encourage any consultant of the Company to cease working with the Company.
f.It is expressly understood and agreed that, although You and the Company consider the restrictions contained in this Section 6 to be reasonable, if a final judicial determination is made by a court of competent jurisdiction that the time or territory or any other restriction contained in this Section 6 is an unenforceable restriction against You, the provisions of this Section 6 shall not be rendered void but shall be deemed amended to apply as to such maximum time and territory and to such maximum extent as such court may judicially determine or indicate to be enforceable. Alternatively, if any court of competent jurisdiction finds that any restriction contained in this Section 6 is unenforceable, and such restriction cannot be amended so as to make it enforceable, such finding shall not affect the enforceability of any of the other restrictions contained herein.
g.The period of time during which the provisions of this Section 6 shall be in effect shall be extended by the length of time during which You are in breach of the terms hereof as determined by any court of competent jurisdiction on the Company’s application for injunctive relief.

Exhibit 10.5
h.For purposes of this Section 6, “Competitor” shall mean any person, firm, partnership, joint venture, association, corporation or other business organization, entity or enterprise whatsoever which is engaged in the business of operating, managing or franchising hotel and lodging properties (including short term rentals and serviced apartment businesses), including, but not limited to, Accor Company, AirBnB Inc., Best Western Company, Carlson Hospitality Company, Choice Hotels International, G6 Hospitality, Host Hotels & Resorts, Inc., Hyatt Hotels Corporation, Intercontinental Hotels Group, LQ Management LLC, Marriott International, Wyndham Hotels & Resorts, Inc., and Wynn Ltd.
7.Confidential Information.
a. You agree that You will not at any time (x) retain or use for the benefit, purposes or account of You or any other person or entity; or (y) disclose, divulge, reveal, communicate, share, transfer or provide access to any person outside the Company (other than its professional advisers who are bound by confidentiality obligations or otherwise in performance of Your duties under Your employment and pursuant to customary industry practice), any non-public, proprietary or confidential information – including without limitation trade secrets, know-how, research and development, software, databases, inventions, processes, formulae, technology, designs and other intellectual property, information concerning finances, investments, profits, pricing, costs, products, services, vendors, customers, clients, partners, investors, personnel, compensation, recruiting, training, advertising, sales, marketing, promotions, government and regulatory activities and approvals – concerning the past, current or future business, activities and operations of the Company, its Subsidiaries or affiliates and/or any third party that has disclosed or provided any of same to the Company on a confidential basis (“Confidential Information”) without the prior written authorization of the Board of Directors of the Company.
b. “Confidential Information” shall not include any information that is (i) generally known tothe industry or the public other than as a result of Your breach of this covenant; (ii) made legitimately available to You by a third party without breach of any confidentiality obligation of which You have knowledge; or (iii) required by law to be disclosed; provided that with respect to subsection (iii) You shall give prompt written notice to the Company of such requirement, disclose no more information than is so required, and reasonably cooperate with any attempts by the Company to obtain a protective order or similar treatment.

c. Upon termination of Your employment with the Company for any reason, You shall (x)
 cease and not thereafter commence use of any Confidential Information or intellectual property (including without limitation, any patent, invention, copyright, trade secret, trademark, trade name, logo, domain name or other source indicator) owned or used by the Company, its subsidiaries or affiliates; and (y) immediately destroy, delete, or return to the Company, at the Company’s option, all originals and copies in any form or medium (including memoranda, books, papers, plans, computer files, letters and other data) in Your possession or control (including any of the foregoing stored or located in Your office, home, laptop or other computer, whether or not Company property) that contain Confidential Information, except that You may retain only those portions of any personal notes, notebooks and diaries that do not contain any Confidential Information.

d. Nothing contained in this Agreement limits (i) Your ability to disclose any information to

Exhibit 10.5
governmental agencies or commissions as may be required by law, or (ii) Your right to communicate, cooperate or file a complaint with any U.S. federal, state or local governmental or law enforcement branch, agency or entity (collectively, a “Governmental Entity”) with respect to possible violations of any U.S. federal, state or local law or regulation, or otherwise make disclosures to any Governmental Entity, in each case, that are protected under the whistleblower provisions of any such law or regulation, provided that in each case such communications and disclosures are consistent with applicable law, or (iii) Your right to receive an award from a Governmental Entity for information provided under any whistleblower program, without notice to the Company. This Agreement does not limit Your right to seek and obtain a whistleblower award for providing information relating to a possible securities law violation to the Securities and Exchange Commission. You will not be held criminally or civilly liable under any U.S. federal or state trade secret law for the disclosure of a trade secret that is made (i) in confidence to a U.S. federal, state, or local government official or to an attorney solely for the purpose of reporting or investigating a suspected violation of law, or (ii) in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. If You file a lawsuit for retaliation by an employer for reporting a suspected violation of law, You may disclose the trade secret to Your attorney and use the trade secret information in the court proceeding, if You file any document containing the trade secret under seal, and do not disclose the trade secret, except pursuant to court order. You are not required to give prior notice to (or get prior authorization from) the Company regarding any such communication or disclosure. Except as otherwise provided in this paragraph or under applicable law, under no circumstance are You authorized to disclose any information covered by the Company’s or any of its affiliates’ attorney-client privilege or attorney work product or the Company’s or any of its affiliates’ trade secrets without the prior written consent of the Company.

8. Non-Disparagement. You agree that You will not directly, or through any other person, make any public or private statements that are disparaging of the Company, its affiliates or subsidiaries, or their respective businesses or employees, officers, directors, or stockholders. The Company agrees that it will not directly make, nor permit any member of executive management to make, any public or private statements that disparage Your employment with the Company.
9. Employee Representations. You represent and agree that:
a.You have suffered no specific injuries while employed by the Company that You did not report to the Company.
b.Except as provided in this Agreement, You have been provided all wages, compensation and benefits due and owing to You. You are not entitled to any severance payments or benefits pursuant to the Hilton Worldwide Holdings Inc. 2019 Executive Severance Plan, or otherwise.
c.You fully understand all terms of this Agreement and are signing this Agreement voluntarily and with full knowledge of their significance.
d.The Company, including any of its subsidiaries, divisions and/or affiliates, has no obligation now or at any time in the future to rehire, engage, employ or do business with You in any capacity, including as an independent contractor, agent or consultant.

Exhibit 10.5
e.  You understand that this Agreement reflects all of the terms agreed to by You and the Company. In signing this Agreement, You do not rely and have not relied upon any representation or statement made by the Company or by the Company's agents, representatives or attorneys that is not specifically stated in this written Agreement. Any verbal or written representation or statement not expressly included in this Agreement will not be enforceable against the Company.
10. Contact Information. The Company and its representatives may need to contact You in the future in connection with this Agreement. You confirm that Your current contact information is as follows:
Mailing Address:

You agree to provide prompt written notice to Matt Schuyler, Chief Human Resources Officer, delivered to the Company’s headquarters at 7930 Jones Branch Drive, McLean, VA, 22102 of any change to Your contact information shown above.
11. Non-Admissions. By signing this Agreement, the Company does not admit to any wrongdoing or legal violation by the Company or the Released Parties. Accordingly, this Agreement may not be used in any proceeding as an admission, but only in an action to enforce its terms.
12. Legal Review. This Agreement is intended as a legally binding and enforceable document. You have been advised to seek legal counsel and have been provided time and opportunity to consult with an attorney prior to executing this Agreement.
13. Severability. If any part of this Agreement is held invalid, that part shall be severed and the remaining parts shall be given full force and effect. Notwithstanding the foregoing, in the event the General Release in this Agreement is declared invalid, this Agreement shall be null and void, and the Company shall be entitled to the return of the Consideration paid to You through the date any portion of the Agreement is held invalid.
14. Complete Agreement/Governing Law. This Agreement are incorporated herein byreference, and constitute the complete understanding and entire agreement of the parties and supersedes any and all prior agreements, understandings, negotiations and discussions, whether oral or written; provided, however, that in the event that You have previously executed or are subject to an arbitration agreement or other agreement with the Company that contains confidentiality, nondisclosure, noncompetition and/or non-solicitation obligations (“Prior Agreements”), then such provisions of the relevant Prior Agreements shall survive and are reaffirmed as an essential term and condition of this Agreement and are to be read in conjunction with this Agreement to afford the Company the broadest protections allowed by law. The Agreement cannot be amended, terminated, discharged or waived, except by a mutually agreed upon writing signed by You and an authorized representative of the Company. The laws of the Commonwealth of Virginia, without any reference to or application of conflicts of laws provisions thereof, shall govern and control this Agreement.

Hilton Employer Inc. By: /s/ Matthew W. Schuyler Name: Matthew W. Schuyler, CHRO Date: March 5, 2020	Employee By: /s/ Jonathan Witter Name: Jonathan Witter Date: March 5, 2020